Exhibit 11.1  Computations of Income Per Share

                               AVANT! CORPORATION
                 STATEMENTS RE: COMPUTATIONS OF INCOME PER SHARE
                      (in thousands, except per share data)


                                                           Three months ended
                                                               March 31,
                                                        ------------------------
                                                          1997            1996
                                                        -------          -------

Net income                                              $ 6,824          $ 4,914
                                                        =======          =======

Common shares outstanding                                24,939           23,871

Common stock equivalents:
   Stock Options and Awards                               2,359            2,249
                                                        -------          -------

Total                                                    27,298           26,120
                                                        =======          =======

Net income per common share                             $  0.25          $  0.19
                                                        =======          =======





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